Exhibit 99.1

InSite Vision Reports Second Quarter 2008 Financial Results

AzaSite Royalty Revenue up Significantly over First Quarter

ISV-502 Phase 3 Pivotal Clinical Trial Enrollment More Than 85% Complete

ALAMEDA, Calif.--(BUSINESS WIRE)--InSite Vision Incorporated (AMEX:ISV) today reported financial results for the second quarter ended June 30, 2008.

The Company reported total revenue for the three months ended June 30, 2008 of $3.3 million compared to $6.6 million in the same period in 2007. Revenue for the second quarter 2008 included royalty revenue from Inspire Pharmaceuticals of $0.8 million for sales of AzaSite® (azithromycin ophthalmic solution) 1%, up 114% from the first quarter royalty payment of $0.4 million. The remaining revenue for the three months ended June 30, 2008 primarily reflects the final non-cash amortization of the upfront license fee and milestone payment previously received under the Company’s license agreement with Inspire of $2.5 million, as compared to $6.3 million for the same quarter in 2007.

The net loss for the second quarter ended June 30, 2008 was $5.8 million, or $(0.06) per share, compared to net income of $2.2 million, or $0.02 per share, for the second quarter of 2007. The change in net loss of the second quarter 2008 compared to net income of the second quarter 2007 is primarily due to the decrease in revenue from the non-cash amortization of the upfront license fee and milestone payment received in 2007 under the Company’s license agreement with Inspire Pharmaceuticals. The amortization of the upfront license fee and milestone ended in the second quarter of 2008.

In addition, the Company incurred higher research and development expenses largely due to the Phase 3 pivotal trial expenses for the ISV-502 product candidate. Research and development (R&D) expenses increased to $5.0 million in the second quarter 2008 compared to $2.1 million in the same quarter in 2007.

General and administrative (G&A) expenses decreased to $1.6 million in the second quarter 2008 compared to $2.1 million in the same quarter in 2007. This decrease mainly reflects reduced legal expenses related to patent costs associated with filing activities in the second quarter 2007.

InSite had cash and cash equivalents and restricted cash and short-term investments of $53.0 million as of June 30, 2008 compared to $61.8 million at March 31, 2008. Operating expenses for the second quarter 2008 increased due to accelerated patient enrollment in the ISV-502 trials. In addition, in the second quarter the Company made its first interest payment on the non-recourse notes issued in the first quarter 2008.

For the first six months of 2008, the Company reported total revenue of $11.2 million compared to $7.5 million for the first six months of 2007. The 2008 revenue included $9.9 million of non-cash license revenue and $1.2 million of royalty revenue from Inspire Pharmaceuticals for AzaSite sales, compared to the first six months of 2007 in which the Company recognized $7.2 million of non-cash license revenue.

The Company reported a net loss of $4.8 million, or $(0.05) per share for the first six months of 2008, compared to a net loss of $0.4 million, or $(0.00) per share, for the same six months in 2007.

R&D expenses for the first six months of 2008 were $9.0 million compared to $3.9 million in the first six months of 2007. This increase is largely due to the Phase 3 pivotal trial expenses for the Company’s ISV-502 product.

G&A expenses remained consistent at $3.6 million and $3.7 million in the first six months of 2008 and 2007 respectively.

“As we move towards our goal of evolving InSite Vision into a multiple-product organization, we are pleased with the progress we have made on several fronts during this quarter, including the growing sales of AzaSite, the advancement of the Phase 3 pivotal trial for ISV-502, and the addition of a new marketing partner, Essex, as a licensee in the China market. This brings the total number of countries outside of the United States to seven where AzaSite will be marketed following local regulatory approval,” said S. Kumar Chandrasekaran, Chairman and CEO.

Guidance for 2008 Operating Expenses

InSite also reiterated its forward-looking guidance with respect to operating expenses in 2008.

For the year ending December 31, 2008, total operating expenses are anticipated to be approximately $18.0 million to $23.0 million, including $12.0 to $16.0 million for R&D expenses that would include expenditures for clinical trials of ISV-502. G&A expenses are expected to be in the range of $6.0 to $7.0 million.

2008 Summary of Events

AzaSite

  Inspire Pharmaceuticals completed and confirmed positive results in three small, open-label Phase 4 trials designed to provide additional information on AzaSite - August 11, 2008.
  Inspire Pharmaceuticals published data resulting from Inspire-sponsored post-marketing clinical and non-clinical studies of AzaSite at the 2008 Association for Research in Vision and Ophthalmology (ARVO) annual meeting April 27-May 1, 2008; and at the American Society of Cataract and Refractive Surgery 2008 Symposium April 4-9, 2008.
  Shin Poong submitted AzaSite for approval in Korea - May 15, 2008.
  InSite signed three additional licensing and distribution agreements for AzaSite:
-- Essex Biopharm Limited, a leading biopharmaceutical drug development and marketing company in the People's Republic of China, the third largest single-country market behind only the United States and Japan - May 29, 2008.

-- Biem, who will initially target Turkey - April 28, 2008.

-- Bioceutica, who will target four South American countries: Argentina, Chile, Paraguay, and Uruguay - March 31, 2008.

Pipeline

  InSite announced today that enrollment is ahead of schedule and is more than 85% complete for its first Phase 3 pivotal clinical trial of ISV-502 under development for the treatment of blepharoconjunctivitis. As of August 8, 2008, 366 patients have been enrolled. ISV-502 contains the antibiotic azithromycin for infection and dexamethasone for inflammation caused by the chronic flare-ups associated with lid margin disease. The Company plans to start a second Phase 3 trial later this year in India.
  InSite also said today that it has decided to discontinue the development of AzaSite Otic, which was in preclinical testing for middle ear infections. The Company has concluded that the product candidate did not meet the Company’s expected product profile. InSite believes that more will be achieved focusing on the development of DuraSite-compatible molecules that represent differentiated product profiles in important ophthalmic market segments. InSite is already working on potential new ophthalmic product opportunities and will provide more information regarding these product opportunities upon further analysis as to their technical viability and market differentiation.

Corporate

  Announced new Vice President, Operations, Surendra Patel, to lead and direct operational activities including manufacturing of AzaSite for international partners - April 23, 2008.
  Announced new Chief Medical Officer, Kamran Hosseini, M.D., Ph.D., to lead and direct the overall preclinical and clinical activities for the Company’s multiple-product pipeline - February 26, 2008.
  Closed a private placement of $60 million in aggregate principal amount of non-convertible, non-recourse promissory notes. The notes will be repaid from royalties on sales of AzaSite in the United States and Canada - February 25, 2008.

Conference Call Today

S. Kumar Chandrasekaran, Ph.D., Chairman and Chief Executive Officer, will host a conference call beginning at 4:30 p.m. Eastern Daylight Time today to discuss these results.

Analysts and investors can listen to the conference call by dialing (877) 407-0778 for domestic callers and (201) 689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will need to enter the account number 286 and conference ID# 292576.

The live conference call will also be webcast and available at www.InvestorCalendar.com as well as on the Investor Relations page of the Company's website at www.insitevision.com; a recording of the call will be available for 90 days following completion of the conference call. In addition, this press release will be posted to the Company’s web site and furnished to the Securities and Exchange Commission on a Form 8-K prior to the conference call described above.

About InSite Vision

InSite Vision develops novel ocular pharmaceutical products using its DuraSite® bioadhesive polymer core technology to enable topical delivery and sustained release of existing drug molecules for reduced frequency of treatment and improved efficacy. By formulating the well-established antibiotic azithromycin in DuraSite, InSite developed the lowest-dosing ocular antibiotic available to the United States ophthalmic market, AzaSite® (azithromycin ophthalmic solution) 1%, launched by Inspire Pharmaceuticals in the United States in August 2007 for the treatment of bacterial conjunctivitis (pink eye). In addition, InSite has signed licensing and distribution agreements with Shin Poong Pharm in South Korea; Bioceutica, Inc. for four countries in South America; Biem, for Turkey; and Essex for China, and is seeking other international partners for commercialization and distribution of AzaSite.

InSite is pursuing the expansion of its portfolio of anti-infective ophthalmic products to include ISV-502 in Phase 3 pivotal trials as a product candidate directed at treating eye and eye lid infections and inflammation, currently an unmet need. The Company is also developing AzaSite Xtra, a product designed to assist in penetrating international markets. In addition, the Company is investigating other product and collaboration opportunities with both the DuraSite-azithromycin platform and/or with DuraSite and other molecules. Additional information is available about the company at: http://www.insitevision.com.

Forward Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite Vision’s projected net operating expenses for 2008, InSite’s plans to advance its AzaSite family of products, InSite’s plans regarding further marketing and distribution of AzaSite outside its currently licensed territories; InSite’s corporate goals over the next two to three years, and InSite’s plans for products outside of its AzaSite franchise. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; the ability of InSite to enter into corporate collaborations for AzaSite outside its currently licensed territories, and with respect to its other product candidates, including ISV-502; Inspire’s ability to successfully market AzaSite in the United States and Canada; the ability of InSite’s international partners to obtain approval to market AzaSite outside the U.S. and Canada; InSite’s ability to commence clinical trials with respect to its various product candidates and the results of such trials; the clinical results of InSite’s product candidates; InSite’s ability to expand its technology platform to include additional indications; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite, ISV-502, and AzaSite Xtra; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to ISV-502. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2008 and 2007
(in thousands, except per share amounts; unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$3,305	$6,617	$11,236	$7,546
Cost of revenue	142	260	209	263
Operating expenses:
Research and development	5,041	2,069	9,028	3,921
General and administrative	1,564	2,125	3,569	3,674
Total	6,605	4,194	12,597	7,595
Income (loss) from operations	(3,442)	2,163	(1,570)	(312)
Interest (expense) and other income, net	(2,320)	(4)	(3,222)	(104)
Net income (loss)	$(5,762)	$2,159	$(4,792)	$(416)
Net income (loss) per share:
Basic	$(0.06)	$0.02	$(0.05)	$(0.00)
Diluted	$(0.06)	$0.02	$(0.05)	$(0.00)
Shares used to calculate net loss per share:
Basic	94,586	94,069	94,586	93,767
Diluted	94,586	104,990	94,586	93,767

Condensed Consolidated Balance Sheets
At June 30, 2008 and December 31, 2007
(in thousands; unaudited)

			June 30,	December 31,
			2008	2007
Assets:
Cash and cash equivalents			$49,909	$11,532
Restricted cash and short-term investments			3,103	75
Prepaid expenses and other current assets			1,980	2,067
Debt issuance costs, net			4,134	-
Property and equipment, net			1,565	1,338
Total assets			$60,691	$15,012

Liabilities and stockholders' equity (deficit):
Accounts payable and accrued expenses			$2,568	$4,085
Accrued interest payable			1,200	-
Deferred revenue			405	10,145
Long-term secured notes payable			60,000	0
Capital lease obligation			28	36
Stockholders' equity (deficit)			(3,510)	746
Total liabilities and stockholders' equity (deficit)			$60,691	$15,012

CONTACT:
InSite Vision Incorporated
Joyce Strand, 510-747-1220